D'ONOFRIO

CONSULTING AGREEMENT

This consulting agreement is made and entered into effective the 4th day of Dec. 2015, 2015 , by and between Vodka Brands, Corp, a Pennsylvania Company (the "Company") and (the "Contractor").

I. EMPLOYMENT

The Company has engaged the services of Contractor to perform for the Company certain consulting services, consisting of marketing promotion and consulting on behalf of the Company. Contractor shall use its best efforts to provide the services required hereunder from time to time upon request from the Company.

II. TERM

The term of this agreement shall be for Twelve (12) months from the date of execution

III. INDEPENDENT CONTRACTOR

With respect to the services performed by Contractor under this arrangement, Contractor shall be deemed an independent contractor of the Company not an employee.

IV. WORK FOR HIRE

It is the intention of the parties that all rights, including, without limitation, copyright in any reports, surveys, marketing, promotional, and collateral materials prepared by Contractor in connection with his or her services performed for the Company (the "Work") shall vest in the Company. The parties expressly acknowledge that the Work was specially ordered or commissioned by the Company, and further agree that it shall be considered a "work made for hire" within the meaning of the copyright laws of the United States, and that the Company is entitled as author to the copyright and all of the rights to the Work, throughout the world, including, but not limited to, the right to make such changes in the Work and such uses of The Work, as the Company may determine in its sole and absolute discretion.

V. CONFIDENTIAL INFORMATION

For the purposes of this agreement, "Confidential Information" shall mean the information described below, which was disclosed by the Company to Contractor in any manner, whether orally, visually, or in tangible form, including, but not limited to, documents, devices, computer readable media, trade secrets, formulae, patterns, inventions, processes, customer lists, sales Records, pricing lists, margins, and other compilations of confidential information, and all copies of such confidential information. Tangible materials that disclose or embody Confidential Information shall be marked or identified by the Company as "confidential." Confidential Information that is disclosed orally or visually shall be identified by the Company as confidential at the time of disclosure. Contractor shall maintain in confidence and not use or disclose the Confidential Information, using a fiduciary degree of care to protect the Confidential Information. For the purposes of this agreement, Confidential Information shall not include any information which Contractor can prove (i) was in Contractor's possession, or known to Contractor without confidentiality restriction, prior to disclosure by the Company, (ii) was generally known in the trade or business in which the Company is engaged at the time of disclosure to Contractor, or becomes generally known in the trade or business after such disclosure, through no act of Contractor, (iii) has come into the possession of Contractor without confidentiality restrictions from a third-party,

and such third-party is under no obligation to the Company to maintain the confidentiality of such information, or (iv) was developed by or for Contractor independently without reference to the Confidential Information. If a particular portion or aspect of the Confidential Information shall become subject to any of the above-mentioned exceptions, the parties expressly agree that all other portions or aspects of the Confidential Information shall remain subject to all of the provisions of this agreement. In the event that Contractor is ordered to disclose the Company's Confidential Information pursuant to a judicial or governmental request, requirement, or order, Contractor shall promptly notify the Company in writing and shall take reasonable steps to assist the Company in contesting such request, requirement, or order, or in otherwise protecting the Company's rights prior to such disclosure. Except as may be expressly specified within this agreement, the Company grants no license to Contractor under any copyright, patent, trademarks, trade secret, or other proprietary right, to use, utilize, or reproduce the Confidential Information.

VI. COMPENSATION

As compensation for services rendered under the terms of this agreement, Contractor shall be entitled to receive from the Company Fifteen Thousand (15,000) shares of company common stock. Shares are trading restricted. The shares shall be valued at the price of $.30 per share or an aggregate of Four Thousand Five Hundred ($4,500.00). An Additional Thirty Five thousand (35,000) share will be issued upon retaining an Ohio Distributor and having the Vodka Bran Corp. "Brands" Registered. Any additional bonus is at the sole discretion of the company

VII. TERMINATION

Either party may terminate this agreement at any time. In the event the contractor terminates this agreement the pro rata portion of time in that will be considered earned. If the Company terminates this agreement, it will pay the entire compensation for that calendar quarter.

VIII. GENERAL

This agreement shall be construed under and in accordance with the laws of the State of Pennsylvania. The Contractor is not hired to be involved in any financing or promotional activities. The parties covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the obligations of the parties in accordance with this agreement. This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this agreement. This agreement supersedes any prior understandings or oral agreements between the parties respecting the subject matter contained in this agreement. All agreements, warranties, representations, and indemnifications contained in this agreement above shall survive the termination of this consulting agreement.

This consulting agreement shall be deemed a personal services contract with regard to the Contractor, and Contractor may not assign any or all of his or her interest in this agreement without the written consent of the Company.

FOR CONTRACTOR:

By: ______________

____

Mark Lucero, Chief Executive Office

PASQUALE D'ONOFRIO
SS# 295-66-2642

Vodka Brands, Corp.

By: Mark Lucero

12/5/2015